Exhibit 99.1

Kohl's Corporation Reports Financial Results

•	Comparable sales increase 3.6%
•	Outstanding debt reduced $500 million
•	Earnings per share guidance raised

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)—May 22, 2018-- Kohl’s Corporation (NYSE:KSS) today reported results for the quarter ended May 5, 2018.

($ in millions)	2018	2017	Change
Total revenue	$4,208	$4,065	3.5%
Comparable sales	3.6%	(2.7)%
Gross margin	36.9%	36.4%	50 bps
Selling, general, and administrative expenses	$1,259	$1,214	3.7%
Reported
Net income	$75	$66	14%
Diluted earnings per share	$0.45	$0.39	15%
Excluding loss on extinguishment of debt:
Net income	$107	$66	62%
Diluted earnings per share	$0.64	$0.39	65%

Michelle Gass, Kohl's chief executive officer, said, “We are very pleased with our strong start to fiscal 2018 as we continued to focus on our priorities of driving traffic and operational excellence. We built on our recent momentum and achieved our third consecutive quarter of positive comparable sales, which increased on both a fiscal and a shifted basis. Further, we exceeded the high end of our margin expectations through continued focus on inventory management, while expenses were consistent with our expectations as we continue to make investments to ensure our long-term success. All of this enabled us to achieve adjusted earnings per share of $0.64 for the quarter, an increase of 65% over last year.”

Dividend

On May 16, 2018, Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.61 per share. The dividend is payable June 27, 2018 to shareholders of record at the close of business on June 13, 2018.

Revenue Recognition

During the quarter, Kohl’s adopted the new revenue recognition standard. Prior periods have been restated to reflect the new standard which had no impact on the Company’s previously reported net income. Additional details regarding the new standard, including the impact on the Company’s income statement, are available on Kohl’s corporate website at http://corporate.kohls.com/investors/events-and-presentations.

Loss on Extinguishment of Debt

As previously reported, the Company completed a cash tender offer for $500 million of debt in the first quarter. In conjunction with the tender, the Company reported a $42 million loss on extinguishment of debt.

Guidance Update

The Company now expects its adjusted fiscal 2018 diluted earnings per share to be $5.05 to $5.50, compared to its prior guidance of $4.95 to $5.45. Including the loss on extinguishment of debt, fiscal 2018 diluted earnings per share is expected to be $4.86 to $5.31.

First Quarter 2018 Earnings Conference Call

Kohl's will host its quarterly earnings conference call at 9:00 am ET on May 22, 2018. The phone number for the conference call is (800) 230-1085. Replays of the call will be available for 30 days by dialing (800) 475-6701.  The conference ID is 433484. The conference call and replays are also accessible via the Company's website at http://corporate.kohls.com/investors/events-and-presentations.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including 2018 earnings guidance. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Throughout its history, Kohl's has given nearly $650 million to support communities nationwide. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
(Dollars in Millions, Except per Share Data)	May 5, 2018	April 29, 2017
Net sales	$3,953	$3,815
Other revenue	255	250
Total revenue	4,208	4,065
Cost of merchandise sold	2,496	2,428
Gross margin rate	36.9%	36.4%
Operating expenses:
Selling, general, and administrative	1,259	1,214
As a percent of total revenue	29.9%	29.9%
Depreciation and amortization	243	238
Operating income	210	185
Interest expense, net	71	76
Loss on extinguishment of debt	42	—
Income before income taxes	97	109
Provision for income taxes	22	43
Net income	$75	$66

Average number of shares:
Basic	165	170
Diluted	167	171
Earnings per share:
Basic	$0.46	$0.39
Diluted	$0.45	$0.39
Excluding loss on extinguishment of debt:
Net income	$107	$66
Diluted earnings per share	$0.64	$0.39

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	May 5, 2018	April 29, 2017
Assets
Current assets:
Cash and cash equivalents	$822	$625
Merchandise inventories	3,726	3,991
Other	435	378
Total current assets	4,983	4,994
Property and equipment, net	7,694	8,069
Other assets	239	231
Total assets	$12,916	$13,294

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,454	$1,480
Accrued liabilities	1,135	1,147
Income taxes payable	118	137
Current portion of capital lease and financing obligations	123	134
Total current liabilities	2,830	2,898
Long-term debt	2,301	2,795
Capital lease and financing obligations	1,563	1,657
Deferred income taxes	198	283
Other long-term liabilities	668	674
Shareholders' equity	5,356	4,987
Total liabilities and shareholders' equity	$12,916	$13,294

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
(Dollars in Millions, Except per Share Data)	May 5, 2018	April 29, 2017
Operating activities
Net income	$75	$66
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	243	238
Share-based compensation	30	10
Deferred income taxes	(12)	13
Loss on extinguishment of debt	42	—
Other non-cash revenues and expenses	2	(12)
Changes in operating assets and liabilities:
Merchandise inventories	(181)	(193)
Accrued and other long-term liabilities	(107)	(117)
Accounts payable	183	(27)
Other current and long-term assets	68	42
Income taxes	44	26
Net cash provided by operating activities	387	46

Investing activities
Acquisition of property and equipment	(133)	(216)
Other	-	13
Net cash used in investing activities	(133)	(203)

Financing activities
Treasury stock purchases	(70)	(156)
Shares withheld for taxes on vested restricted shares	(17)	(10)
Dividends paid	(101)	(94)
Reduction of long-term borrowings	(500)	—
Premium paid on redemption of debt	(35)	-
Capital lease and financing obligation activity	(33)	(32)
Proceeds from stock option exercises	16	-
Net cash used in financing activities	(740)	(292)
Net decrease in cash and cash equivalents	(486)	(449)
Cash at beginning of period	1,308	1,074
Cash at end of period	$822	$625